Filed Under Rule 433, Registration Statement No. 333-156929
Term Sheet Number 315 Dated May 17, 2010
(To: Prospectus Dated January 23, 2009, as supplemented by Prospectus Supplement Dated January 23, 2009)

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	FDIC Guaranteed	Product Ranking	Moody's Rating	S & P Rating
36966R6T8	100%	1.650%	FIXED	4.650%	SEMI-ANNUAL	05/15/2019	11/15/2010	$21.70	YES	NO	Senior Unsecured Notes	Aa2	AA+
Redemption Information: Non-Callable.

Investing in these notes involves risks (See "Risk Factors" in Item 1a of our Quarterly Report on Form 10-Q for the period ended March 31, 2009 and our Annual Report on Form 10-K both filed with the Securities and Exchange Commission).

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	FDIC Guaranteed	Product Ranking	Moody's Rating	S & P Rating
36966R6U5	100%	2.150%	FIXED	5.100%	SEMI-ANNUAL	05/15/2023	11/15/2010	$23.80	YES	NO	Senior Unsecured Notes	Aa2	AA+
Redemption Information: Non-Callable.

Investing in these notes involves risks (See "Risk Factors" in Item 1a of our Quarterly Report on Form 10-Q for the period ended March 31, 2009 and our Annual Report on Form 10-K both filed with the Securities and Exchange Commission).

General Electric Capital Corporation	Offering Dates: May 17, 2010 through Monday, May 24, 2010
Trade Date: May 24, 2010 @12:00 PM ET
Settle Date: May 27, 2010
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: Banc of America Securities LLC, Incapital LLC, Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co., Incorporated, UBS Securities LLC, Wachovia Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, Incapital Holdings LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Incapital Holdings LLC at 1-312-379-3755 or Investor Communications of the issuer at 1-203-357-3950.

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved.

General Electric Capital Corporation GE Capital* InterNotes® Prospectus Supplement Dated January 23, 2009